Exhibit 3.1

THE COMPANIES LAW (2004 REVISION)

COMPANY LIMITED BY SHARES

AMENDED AND RESTATED MEMORANDUM & ARTICLES

OF

ASSOCIATION

OF

CHINA MEDICAL TECHNOLOGIES, INC.

TABLE OF CONTENTS

AMENDED AND RESTATED MEMORANDUM OF ASSOCIATION
The Name of the Company	1
The Registered Office of the Company	1
The Objects for which the Company is established	1
The Liability of the Members	1
The Capital of the Company	1

AMENDED AND RESTATED ARTICLES OF ASSOCIATION

TABLE A	1
Interpretation	1
Preliminary	4
Shares	5
Variation Of Rights Attaching To Shares	6
Certificates	7
Fractional Shares	7
Lien	8
Calls On Shares	8
Forfeiture Of Shares	9
Transfer Of Shares	9
Transmission Of Shares	15
Alteration Of Capital	15
Redemption And Purchase Of Own Shares	16
Closing Register Of Members Or Fixing Record Date	16
General Meetings	16
Notice Of General Meetings	17
Proceedings At General Meetings	17
Votes Of Members	18
Corporations Acting By Representatives At Meetings	19
Directors	19
Alternate Director	19
Powers And Duties Of Directors	20
Borrowing Powers Of Directors	21
The Seal	21
Disqualification Of Directors	21
Proceedings Of Directors	22
Dividends	23
Accounts And Audit	24
Capitalisation Of Profits	24
Share Premium Account	25
Notices	25
Indemnity	26
Non-Recognition Of Trusts	26
Winding Up	26
Amendment Of Articles Of Association	27
Registration By Way Of Continuation	27

i

THE COMPANIES LAW (2004 REVISION)

COMPANY LIMITED BY SHARES

AMENDED AND RESTATED MEMORANDUM OF ASSOCIATION

OF

CHINA MEDICAL TECHNOLOGIES, INC.

Adopted by Special Resolution on January 19, 2005

1.	The name of the Company is CHINA MEDICAL TECHNOLOGIES, INC.

2.	The Registered Office of the Company will be situated at the offices of Walkers SPV Limited, Walker House, Mary Street, PO Box 908GT, George Town, Grand Cayman, Cayman Islands or at such other location as the Directors may from time to time determine.

3.	The objects for which the Company is established are unrestricted and the Company shall have full power and authority to carry out any object not prohibited by any law as provided by Section 7(4) of the Companies Law (2004 Revision).

4.	The Company shall have and be capable of exercising all the functions of a natural person of full capacity irrespective of any question of corporate benefit as provided by Section 27(2) of the Companies Law (2004 Revision).

5.	Nothing in the preceding sections shall be deemed to permit the Company to carry on the business of a Bank or Trust Company without being licensed in that behalf under the provisions of the Banks & Trust Companies Law (2003 Revision), or to carry on Insurance Business from within the Cayman Islands or the business of an Insurance Manager, Agent, Sub-agent or Broker without being licensed in that behalf under the provisions of the Insurance Law (2003 Revision), or to carry on the business of Company Management without being licensed in that behalf under the provisions of the Companies Management Law (2003 Revision).

6.	The Company will not trade in the Cayman Islands with any person, firm or corporation except in furtherance of the business of the Company carried on outside the Cayman Islands; provided that nothing in this section shall be construed as to prevent the Company effecting and concluding contracts in the Cayman Islands, and exercising in the Cayman Islands all of its powers necessary for the carrying on of its business outside the Cayman Islands.

7.	The liability of the members is limited to the amount, if any, unpaid on the shares respectively held by them.

8.	The capital of the Company is US$50,000,000.00 divided into 500,000,000 shares of a nominal or par value of US$0.1 each provided always that subject to the provisions of the Companies Law (2004 Revision) and the Articles of Association the Company shall have power to redeem or purchase any of its shares and to sub-divide or consolidate the said shares or any of them and to issue all or any part of its

1

capital whether original, redeemed, increased or reduced with or without any preference, priority or special privilege or subject to any postponement of rights or to any conditions or restrictions whatsoever and so that unless the conditions of issue shall otherwise expressly provide every issue of shares whether stated to be Ordinary, Preference or otherwise shall be subject to the powers on the part of the Company hereinbefore provided.

9.	The Company may exercise the power contained in Section 226 of the Companies Law (2004 Revision) to deregister in the Cayman Islands and be registered by way of continuation in some other jurisdiction.

2

THE COMPANIES LAW (2004 REVISION)

COMPANY LIMITED BY SHARES

AMENDED AND RESTATED ARTICLES OF ASSOCIATION

OF

CHINA MEDICAL TECHNOLOGIES, INC.

Adopted by Special Resolution on January 19, 2005

TABLE A

The Regulations contained or incorporated in Table “A” in the First Schedule of the Companies Law (2004 Revision) shall not apply to this Company and the following Articles shall comprise the Articles of Association of the Company:

INTERPRETATION

1.	In these Articles:

“Accepting Party” shall have the meaning ascribed to it in Article 35(c)(iii).

“Accepted Shares” shall have the meaning ascribed to it in Article 35(c)(iii).

“Affiliate” means, with respect to any specified Person who is an individual, such Person’s spouse and children under 18, and with respect to other specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.

“Business” means the research, development, production, marketing, distribution and sale by the Company’s subsidiary, YDME of medical devices and equipment, including but not limited to high intensity-focused ultrasonic devices for treatment of tumors.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by law to be closed in the PRC.

“Capital Stock” means, with respect to any Person at any time, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) of share capital, capital stock, partnership interests (whether general or limited), limited liability company interests or equivalent ownership interests in such Person.

“Chengxuan” means Chengxuan International Ltd., a company incorporated in the British Virgin Islands with limited liability.

“Chengxuan Entity” shall have the meaning ascribed to it in Article 36(a).

“Companies Law” means the Companies Law (2004 Revision) of the Cayman Islands;

“Designated Shares” shall have the meaning ascribed to it in Article 36(a).

“Directors” and “Board of Directors” means the Directors of the Company for the time being, or as the case may be, the Directors assembled as a Board or as a committee thereof;

“EBITDA Interest Ratio” means, with respect to any period of time, the earnings before interest, tax, depreciation and amortization for such period divided by interest incurred during such period, computed based on the financial statements for such period filed with relevant tax authorities in accordance with the following formula: (net income + interest + income tax + depreciation + amortization)/interest.

“Encumbrance” means, with respect to any property, any mortgage, charge, pledge, lien, lease, easement, servitude, right of others, security interest or encumbrance of any kind in respect of such property (including any conditional sale or other title retention agreement, any financing or similar statement or notice).

“Exercise Notice” shall have the meaning ascribed to it in Article 9(b).

“GE” means General Electric International Operations Company, Inc., a company incorporated in the State of Delaware, the United States of America.

“GE Competitor” means any Person which directly or indirectly engages or participates anywhere in the world in research, development, manufacturing, assembly, distribution or sale of medical imaging equipment, or patient monitoring equipment or information systems for use with such equipment or services related to the foregoing.

“Golden Meditech” means Golden Meditech (BVI) Company Limited, a company incorporated in the British Virgin Islands with limited liability.

“Initial Public Offering” means the first underwritten public offering of the shares of the Company or American Depositary Shares representing such shares on an internationally recognized stock exchange or automated securities trading system with total offering proceeds of at least US$25 million, after the payment of all fees and expenses of such offering.

“Material Event” shall have the meaning ascribed in Article 37(c).

“Meditech Competitor” means any Person which directly or indirectly engages or participates anywhere in the world in research, development, manufacturing, assembly, distribution or sales of medical equipment related to blood recovery, blood purification, blood preservation and virus inactivation or provision of blood stem cells storage facilities or accessories services or drug to combat against HIV infection.

“Member” means a person whose name is entered in the Register of Members and includes each subscriber to the Memorandum of Association pending the issue to him of the subscriber share or shares;

“Memorandum of Association” means the Memorandum of Association of the Company, as amended and re-stated from time to time;

“New Securities” means any Capital Stock of the Company, including rights, options and warrants to purchase Capital Stock of the Company, and any security convertible into Capital Stock of the Company.

“Notice of Election” shall have the meaning ascribed in Article 35(c)(ii).

“Notice of Issuance” shall have the meaning ascribed in Article 9(b).

“Offer” shall have the meaning ascribed in Article 35(a).

“Offer Notice” shall have the meaning ascribed in Article 35(a).

“Offer Period” shall have the meaning ascribed in Article 35(c)(ii).

“Offer Price” shall have the meaning ascribed in Article 35(a).

“Offer Shares” shall have the meaning ascribed in Article 35(a).

“Ordinary Resolution” means a resolution:

(a)	passed by a simple majority of such Members as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting of the Company and where a poll is taken regard shall be had in computing a majority to the number of votes to which each Member is entitled; or

(b)	approved in writing by all of the Members entitled to vote at a general meeting of the Company in one or more instruments each signed by one or more of the Members and the effective date of the resolution so adopted shall be the date on which the instrument, or the last of such instruments if more than one, is executed;

“Original Share Price” means US$0.099308 per share, subject to adjustment to reflect any stock dividend, split-up, reverse stock split, share redemption or repurchase, recapitalization, consolidation, exchange of shares or similar transaction or any other extraordinary change in the shares (including, without limitation, the declaration or payment of an extraordinary dividend of cash, securities or property) occurring after the date hereof.

“Other Member” shall have the meaning ascribed in Article 35(a).

“paid up” means paid up as to the par value and any premium payable in respect of the issue of any shares and includes credited as paid up;

“Permitted Transferee” means, with respect to a specified Person, (i) any Affiliate of such Person, (ii) a donee of shares who is a member of the family of such Person or any trust for the benefit of any such family member and (iii) a transferee of shares who receives such shares by will or the laws of descent and distribution. For purposes of this definition, the word “family” shall include any spouse, lineal ancestor or descendant, brother or sister.

“Person” means any individual, partnership, firm, corporation, limited liability company, association, trust, unincorporated organization or other entity.

“PRC” means the People’s Republic of China, excluding the Hong Kong Special Administrative Region, the Macao Special Administrative Region and Taiwan.

“Proposed Offeree” shall have the meaning ascribed in Article 9(a).

“Proposed Transferee” shall have the meaning ascribed in Article 36(a).

“Proposed Seller” shall have the meaning ascribed in Article 35(a).

“Reallotment Securities” shall have the meaning ascribed in Article 9(c).

“Register of Members” means the register to be kept by the Company in accordance with Section 40 of the Companies Law;

“Response Period” shall have the meaning ascribed in Article 36(d).

“Sale” means, in respect of any share, property or other asset, any sale, assignment, transfer, distribution or other disposition thereof or any participation therein, or other conveyance of legal or beneficial interest therein, or any short position in a security or any other action or position otherwise reducing risk related to ownership through hedging or other derivative instruments, whether voluntarily or by operation of law or any agreement or commitment to do any of the foregoing.

“Seal” means the Common Seal of the Company (if adopted) including any facsimile thereof;

“share” means any share in the capital of the Company, including a fraction of any share;

“Shareholders’ Agreement” means the Shareholders’ Agreement dated as of January 19, 2005 by and among General Electric International Operations Company, Inc., Golden Meditech (BVI) Company Limited, Chengxuan International Ltd. and the Company.

“signed” includes a signature or representation of a signature affixed by mechanical means;

“Special Resolution” means a resolution passed in accordance with Section 60 of the Companies Law, being a resolution:

(a)	passed by a majority of not less than two-thirds of such Members as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting of the Company of which notice specifying the intention to propose the resolution as a Special Resolution has been duly given and where a poll is taken regard shall be had in computing a majority to the number of votes to which each Member is entitled; or

(b)	approved in writing by all of the Members entitled to vote at a general meeting of the Company in one or more instruments each signed by one or more of the Members and the effective date of the Special Resolution so adopted shall be the date on which the instrument or the last of such instruments if more than one, is executed.

“Supply Agreement” means the GE Ultrasonic Equipment Supply Agreement, dated as of March 19, 2003, between YDME and GE (China) Co., Ltd., as amended.

“YDME” means, Beijing Yuande Bio-Medical Engineering Co., Ltd., a wholly foreign-owned enterprise established under the laws of the PRC.

2.	In these Articles, save where the context requires otherwise:

(a)	words importing the singular number shall include the plural number and vice versa;

(b)	words importing the masculine gender only shall include the feminine gender;

(c)	words importing persons only shall include companies or associations or bodies of persons, whether corporate or not;

(d)	“may” shall be construed as permissive and “shall” shall be construed as imperative;

(e)	references to a “dollar” or “dollars” or US$ is a reference to dollars of the United States; and

(f)	references to a statutory enactment shall include reference to any amendment or re-enactment thereof for the time being in force.

3.	Subject to the last two preceding Articles, any words defined in the Companies Law shall, if not inconsistent with the subject or context, bear the same meaning in these Articles.

PRELIMINARY

4.	The business of the Company may be commenced as soon after incorporation as the Directors see fit.

5.	The registered office of the Company shall be at such address in the Cayman Islands as the Directors shall from time to time determine. The Company may in addition establish and maintain such other offices and places of business and agencies in such places as the Directors may from time to time determine.

SHARES

6.	Subject as otherwise provided in these Articles, all shares for the time being and from time to time unissued shall be under the control of the Directors, and may be re-designated, allotted or disposed of in such manner, to such persons and on such terms as the Directors in their absolute discretion may think fit.

7.	The Company may insofar as may be permitted by law, pay a commission to any person in consideration of his subscribing or agreeing to subscribe whether absolutely or conditionally for any shares. Such commissions may be satisfied by the payment of cash or the lodgement of fully or partly paid-up shares or partly in one way and partly in the other. The Company may also on any issue of shares pay such brokerage as may be lawful.

8.	New Investors to Execute Agreement.

The Company shall not issue any share, unless, prior to the consummation of any such issuance, each Person to whom such share is proposed to be issued executes the Shareholders’ Agreement.

9.	Rights to Purchase New Securities.

(a)	Except for (i) any issuance of restricted share and options to purchase shares pursuant to any share option or incentive plan for employees, officers and directors from time to time, (ii) any issuance of Capital Stock of the Company in connection with any share dividend, subdivision, consolidation or reclassification of Capital Stock, (iii) shares issued in an Initial Public Offering, and (iv) Capital Stock of the Company issued in connection with a strategic partnership or joint venture that has been approved by the Board of Directors, if the Company wishes to issue any New Securities to a Person (the “Proposed Offeree”), each Member shall have the right to purchase, in lieu of the Proposed Offeree, in accordance with paragraph (b) below, a number of New Securities equal to the product of (i) the total number of New Securities which the Company proposes to issue at such time and (ii) a fraction, the numerator of which shall be the total number of shares which such Member owns at such time, and the denominator of which shall be the total number of shares then outstanding prior to such proposed issue of New Securities. The rights given by the Company under this Article 9(a) shall terminate if unexercised within 30 days after receipt of the Notice of Issuance referred to in paragraph (b) below.

(b)	In the event that the Company proposes to issue New Securities in accordance with this Article 9, it shall give written notice (a “Notice of Issuance”) of its intention to each Member, describing the price and all material terms and conditions of the New Securities and the issuance thereof. Each Member shall have the right, for a period of 30 days (which period may be extended pursuant to Article 9(f)) from the date of delivery of the Notice of Issuance, by delivery of written notice to the Company (the “Exercise Notice”), to purchase all or a portion of its pro rata share of such New Securities (as determined pursuant to paragraph (a) above) at the same price and on the same terms and conditions as stated in the Notice of Issuance. In the Exercise Notice, the Member shall state the number of New Securities such Member wishes to purchase, including whether such Member wishes to exercise its right of reallotment pursuant to Article 9(c).

(c)	Each Member shall have a right of reallotment such that, if any Member fails to exercise its right to purchase New Securities or fails to purchase such Member’s full pro rata share of the New Securities, the other participating Members, who have indicated in their Exercise Notice an interest in purchasing realloted New Securities, shall purchase as many of the New Securities not previously purchased (the “Reallotment Securities”) as such Members, in the aggregate, indicated an interest in purchasing in their Exercise Notices, which Reallotment Securities shall be allocated to them pro rata based on the respective amounts of the Reallotment Securities so indicated in their Exercise Notice.

(d)	Any New Securities not elected to be purchased by the Members pursuant to Articles 9(a) through (c) hereof may be sold by the Company to the Proposed Offeree on the same terms and conditions as set forth in the Notice of Issuance.

(e)	If a Member delivers an Exercise Notice, then the payment of New Securities shall be by wire transfer of immediately available funds to such account as may be designated by the Company, against delivery of the New Securities to be purchased at a place agreed upon between the parties and at the time of the scheduled closing therefor, which shall be no later than forty-five (45) days after the date of the Exercise Notice (which period may be extended as required by applicable law or to account for any valuation dispute pursuant to Article 9(f)).

(f)	If the purchase price specified in the Notice of Issuance is payable in property other than cash, the Members shall have the right to pay the purchase price in cash in an amount equal to the value of such property at the time of payment. If the Company and any Members who wish to purchase the New Securities cannot agree on the cash value of such property within ten days after the Members’ receipt of the Notice of Issuance, the value of such property shall be determined by an appraiser of recognized standing selected jointly by the Company and such Members (acting together). If they cannot agree on an appraiser within 20 days after receipt of the Notice of Issuance, within a further five-day period, the Company and such Members (acting together) shall each select an appraiser of recognized standing and the two appraisers shall designate a third appraiser of recognized standing to determine the value of such property. The value of such property determined by the appraiser selected pursuant to this Article 9(f) shall be final and binding on the Company and the Members. The cost of such appraisal shall be shared equally by the Company, on the one hand, and such Members, on the other hand (each Member shall pay its pro rata portion of such costs based on the number of New Securities acquired by such Member). If the time for delivery of the Exercise Notice as specified in Article 9(b) has expired but for the determination of the value of the purchase price offered by the prospective Transferee, then such time shall be extended to the fifth Business Day after such valuation shall have been made pursuant to this Article 9(f).

(g)	As long as (i) GE remains a Member, the Company shall not, without the prior written consent of GE, issue any New Securities to any Person that is a GE Competitor and (ii) Golden Meditech remains a Member, the Company shall not, without the prior written consent of Golden Meditech, issue any New Securities to any Person that is a Meditech Competitor.

VARIATION OF RIGHTS ATTACHING TO SHARES

10.	If at any time the share capital is divided into different classes of shares, the rights attaching to any class (unless otherwise provided by the terms of issue of the shares of that class) may be varied or abrogated with the consent in writing of the holders of two-thirds of the issued shares of that class, or with the sanction of a resolution passed by at least a two-thirds majority of the holders of shares of the class present in person or by proxy at a separate general meeting of the holders of the shares of the class. To every such separate general meeting the provisions of these Articles relating to general meetings of the Company shall mutatis mutandis apply, but so that the necessary quorum shall be at least one person holding or representing by proxy at least one-third of the issued shares of the class and that any holder of shares of the class present in person or by proxy may demand a poll.

11.	The rights conferred upon the holders of the shares of any class issued with preferred or other rights shall not, unless otherwise expressly provided by the terms of issue of the shares of that class, be deemed to be varied or abrogated by the creation or issue of further shares ranking pari passu therewith or the redemption or purchase of shares of any class by the Company.

CERTIFICATES

12.	Every person whose name is entered as a member in the Register of Members shall, without payment, be entitled to a certificate in the form determined by the Directors. Such certificate may be under the Seal. All certificates shall specify the share or shares held by that person and the amount paid up thereon, provided that in respect of a share or shares held jointly by several persons the Company shall not be bound to issue more than one certificate, and delivery of a certificate for a share to one of several joint holders shall be sufficient delivery to all.

13.	If a share certificate is defaced, lost or destroyed it may be renewed on such terms, if any, as to evidence and indemnity as the Directors think fit.

14.	Legends.

(a)	The Company shall affix to each certificate evidencing the shares issued to the Members a legend in substantially the following form:

“THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER AS SET FORTH IN A SHAREHOLDERS’ AGREEMENT DATED AS OF JANUARY 19, 2005, AS AMENDED FROM TIME TO TIME, A COPY OF WHICH IS ON FILE AT THE REGISTERED OFFICE OF THE ISSUER. NO REGISTRATION OF TRANSFER OF THESE SHARES WILL BE MADE ON THE REGISTER OF MEMBERS OF THE ISSUER UNLESS AND UNTIL SUCH RESTRICTIONS SHALL HAVE BEEN COMPLIED WITH.”

provided that, upon the termination of the Shareholders’ Agreement, upon receipt by the Company of a written request from the beneficial holder of the shares represented by such certificate, such legend shall be removed.

Prior to the registration of the shares under the US Securities Act of 1933, as amended, the shares will also bear a legend to the following effect:

THE SHARES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE US SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAW AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT COVERING SUCH SECURITIES UNLESS THE ISSUER RECEIVES AN OPINION OF COUNSEL OR OTHER EVIDENCE REASONABLY SATISFACTORY TO THE ISSUER STATING THAT SUCH SALE, TRANSFER, ASSIGNMENT OR HYPOTHECATION IS EXEMPT FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF SUCH ACT OR THE SALE IS MADE IN ACCORDANCE WITH RULE 144 UNDER THE ACT.

(b)	In the event that any share shall cease to be subject to the restrictions on transfer set forth hereof, the Company shall, upon the written request of the holder thereof, issue to such holder a new certificate evidencing such share without the legend required by Article 14(a).

FRACTIONAL SHARES

15.	The Directors may issue fractions of a share of any class of shares, and, if so issued, a fraction of a share (calculated to three decimal points) shall be subject to and carry the corresponding fraction of liabilities (whether with respect to any unpaid amount thereon, contribution, calls or otherwise), limitations, preferences, privileges, qualifications, restrictions, rights (including, without limitation, voting and participation rights) and other attributes of a whole share of the same class of shares.

LIEN

16.	The Company shall have a first priority lien and charge on every partly paid share for all moneys (whether presently payable or not) called or payable at a fixed time in respect of that share, and the Company shall also have a first priority lien and charge on all partly paid shares standing registered in the name of a Member (whether held solely or jointly with another person) for all moneys presently payable by him or his estate to the Company, but the Directors may at any time declare any share to be wholly or in part exempt from the provisions of this Article. The Company’s lien, if any, on a share shall extend to all distributions payable thereon.

17.	The Company may sell, in such manner as the Directors in their absolute discretion think fit, any shares on which the Company has a lien, but no sale shall be made unless an amount in respect of which the lien exists is presently payable nor until the expiration of 14 days after a notice in writing, stating and demanding payment of such part of the amount in respect of which the lien exists as is presently payable, has been given to the registered holder for the time being of the share, or the persons entitled thereto by reason of his death or bankruptcy.

18.	For giving effect to any such sale the Directors may authorise some person to transfer the shares sold to the purchaser thereof. The purchaser shall be registered as the holder of the shares comprised in any such transfer and he shall not be bound to see to the application of the purchase money, nor shall his title to the shares be affected by any irregularity or invalidity in the proceedings in reference to the sale.

19.	The proceeds of the sale after deduction of expenses, fees and commission incurred by the Company shall be received by the Company and applied in payment of such part of the amount in respect of which the lien exists as is presently payable, and the residue shall (subject to a like lien for sums not presently payable as existed upon the shares prior to the sale) be paid to the person entitled to the shares at the date of the sale.

CALLS ON SHARES

20.	The Directors may from time to time make calls upon the Members in respect of any moneys unpaid on their partly paid shares, and each Member shall (subject to receiving at least 14 days notice specifying the time or times of payment) pay to the Company at the time or times so specified the amount called on such shares.

21.	The joint holders of a share shall be jointly and severally liable to pay calls in respect thereof.

22.	If a sum called in respect of a share is not paid before or on the day appointed for payment thereof, the person from whom the sum is due shall pay interest upon the sum at the rate of eight per centum per annum from the day appointed for the payment thereof to the time of the actual payment, but the Directors shall be at liberty to waive payment of that interest wholly or in part.

23.	The provisions of these Articles as to the liability of joint holders and as to payment of interest shall apply in the case of non-payment of any sum which, by the terms of issue of a share, becomes payable at a fixed time, whether on account of the amount of the share, or by way of premium, as if the same had become payable by virtue of a call duly made and notified.

24.	The Directors may make arrangements on the issue of partly paid shares for a difference between the Members, or the particular shares, in the amount of calls to be paid and in the times of payment.

25.	The Directors may, if they think fit, receive from any Member willing to advance the same all or any part of the moneys uncalled and unpaid upon any partly paid shares held by him, and upon all or any of the moneys so advanced may (until the same would, but for such advance, become presently payable) pay interest at such rate (not exceeding without the sanction of an Ordinary Resolution, eight per cent. per annum) as may be agreed upon between the Member paying the sum in advance and the Directors.

FORFEITURE OF SHARES

26.	If a Member fails to pay any call or instalment of a call in respect of partly paid shares on the day appointed for payment, the Directors may, at any time thereafter during such time as any part of such call or instalment remains unpaid, serve a notice on him requiring payment of so much of the call or instalment as is unpaid, together with any interest which may have accrued.

27.	The notice shall name a further day (not earlier than the expiration of 14 days from the date of the notice) on or before which the payment required by the notice is to be made, and shall state that in the event of non-payment at or before the time appointed the shares in respect of which the call was made will be liable to be forfeited.

28.	If the requirements of any such notice as aforesaid are not complied with, any share in respect of which the notice has been given may at any time thereafter, before the payment required by notice has been made, be forfeited by a resolution of the Directors to that effect.

29.	A forfeited share may be sold or otherwise disposed of on such terms and in such manner as the Directors think fit, and at any time before a sale or disposition the forfeiture may be cancelled on such terms as the Directors think fit.

30.	A person whose shares have been forfeited shall cease to be a Member in respect of the forfeited shares, but shall, notwithstanding, remain liable to pay to the Company all moneys which at the date of forfeiture were payable by him to the Company in respect of the shares forfeited, but his liability shall cease if and when the Company receives payment in full of the amount unpaid on the shares forfeited.

31.	A statutory declaration in writing that the declarant is a Director, and that a share has been duly forfeited on a date stated in the declaration, shall be conclusive evidence of the facts in the declaration as against all persons claiming to be entitled to the share.

32.	The Company may receive the consideration, if any, given for a share on any sale or disposition thereof pursuant to the provisions of these Articles as to forfeiture and may execute a transfer of the share in favour of the person to whom the share is sold or disposed of and that person shall be registered as the holder of the share, and shall not be bound to see to the application of the purchase money, if any, nor shall his title to the shares be affected by any irregularity or invalidity in the proceedings in reference to the disposition or sale.

33.	The provisions of these Articles as to forfeiture shall apply in the case of non-payment of any sum which by the terms of issue of a share becomes due and payable, whether on account of the amount of the share, or by way of premium, as if the same had been payable by virtue of a call duly made and notified.

TRANSFER OF SHARES

34.	Certain Restrictions on Sale and Encumbrance.

(a) (i)	As long as GE remains a Member, no other Member shall, without the prior written consent of GE, directly or indirectly make or solicit any Sale of, or create, incur or assume any Encumbrance with respect to, any share owned by such other Member to or in favor of any GE Competitor.

(ii)	As long as Golden Meditech remains a Member, no other Member shall, without the prior written consent of Golden Meditech, directly or indirectly make or solicit any Sale of, or create, incur or assume any Encumbrance with respect to, any share owned by such other Member to or in favor of any Meditech Competitor.

(b)	No Member shall, directly or indirectly (through the transfer of Capital Stock of any Person that holds, or controls any Person that holds, such share), make or solicit any Sale of any share owned by such Member, other than any Sale to a Permitted Transferee or any Sale in accordance with Articles 34 to 40. No Sale of share to a Permitted Transferee shall be effective if a purpose or effect of such Sale shall have been to circumvent the provisions of this Article 34.

(c)	No Member shall create, incur or assume any Encumbrance with respect to any share owned by such Member without the prior written consent of each other Member.

35.	Rights of First Refusal.

(a)	Subject to the rights of GE and Golden Meditech under Articles 34(a), 36 and 37, if any Member receives from or otherwise negotiates with a Third Party a bona fide offer (an “Offer”) to purchase any share held by such Member, prior to consummating such Sale, such Member (the “Prospective Seller”) shall provide the other Members (the “Other Members”) with written notice of such Offer (an “Offer Notice”). The Offer Notice shall identify the Third Party making the Offer, the number of shares to be purchased in the Offer (the “Offered Shares”), the price per share to be paid (the “Offer Price”), the form of consideration proposed to be paid and all other material terms and conditions of the Offer.

(b)	If the Offer Price specified in an Offer Notice is payable in property other than cash, the Other Members shall have the right to pay the Offer Price in cash in an amount equal to the value of such property at the time of payment. If the Prospective Seller and the Other Members who wish to purchase the Offered Shares (acting together) cannot agree on the cash value of such property within ten days after such Other Members’ receipt of the Offer Notice, the value of such property shall be determined by an appraiser of recognized standing selected jointly by the Prospective Seller and such Other Members (acting together). If they cannot agree on an appraiser within 20 days after receipt of the Offer Notice, within a further five-day period, the Prospective Seller and such Other Members (acting together ) shall each select an appraiser of recognized standing and the two appraisers shall designate a third appraiser of recognized standing to determine the value of such property. The value of such property shall be determined by the appraiser selected pursuant to this Article 35(b) within one month from its appointment, and such determination shall be final and binding on the Prospective Seller and such Other Members. The cost of such appraisal shall be shared equally by the Prospective Seller, on the one hand, and such Other Members, on the other hand (each Other Member shall pay its pro rata portion of such costs based on the number of Offered Shares acquired by each such Other Member). If the Offer Period as specified in Article 35(c)(ii) has expired but for the determination of the value of the Offer Price offered by the Prospective Seller, then the Offer Period shall be extended to the fifth Business Day after such valuation shall have been determined to be final and binding pursuant to this Article 35(b).

(c) (i)	The receipt of an Offer Notice by the Other Members from a Prospective Seller shall constitute an offer by such Prospective Seller to sell to such Other Members at the Offer Price any or all of the Offered Shares pro rata, in accordance with the following formula. Each such Other Member shall be entitled to purchase, upon the terms specified in the Offer Notice, a number of shares equal to (x) the number of Offered Shares multiplied by (y) a fraction, the numerator of which is the number of shares owned by such Other Member and the denominator of which is the number of shares owned by all Other Members who wish to purchase Offered Shares. If any Other Member wishes to purchase less than all the shares such Other Member is entitled to purchase in accordance with the preceding sentence, the shares such Other Member declines to purchase shall be allocated among the Other Members who wish to purchase such additional shares (the “Additional Shares”) according to the same formula, mutatis mutandis.

(ii)	Such offer shall remain open and irrevocable for a period of 30 days after receipt of the Offer Notice by the Other Members (as may be extended pursuant to Article 35(b), the “Offer Period”). Each Other Member may accept the offer by sending a written notice of election (the “Notice of Election”) to the Prospective Seller with a copy to the Other Members prior to expiration of the Offer Period. The Notice of Election shall specify the maximum number of shares such Other Member is willing to purchase pursuant to this Article 35, including any Additional Share, if any. Upon expiration of the Offer Period the Prospective Seller shall allocate in accordance with this Article 35 any shares to be sold pursuant to this Article 35 and promptly notify each Other Member of its determination.

(iii)	If an Other Member (an “Accepting Party”) agrees with the Prospective Seller’s allocation of Offered Shares in accordance with Article 35(c)(ii) (the “Accepted Shares”) it shall, within five days of receipt of the Prospective Seller’s notice delivered in accordance with Article 35(c)(ii), purchase from the Prospective Seller, and the Prospective Seller shall sell to such Accepting Party, the Accepted Shares at the Offer Price and in accordance with all the material terms and conditions of the Offer set out in the Offer Notice; provided that the Accepting Party may pay the Offer Price in cash in amount equal to the value of any property included in the Offer Price determined pursuant to subparagraph (b) above.

(d)	The Prospective Seller and each Accepting Party shall determine a closing date for the sale of the Accepted Shares, which date shall be no later than 30 days after the expiration of the Offer Period (or longer if required by applicable law). At the closing, the Prospective Seller shall, against delivery of the applicable purchase price, deliver to the Accepting Party certificates evidencing the Offered Shares being sold to such Accepting Party, duly endorsed and, if applicable, accompanied by written instruments of transfer in form reasonably satisfactory to such Accepting Party, duly executed by the Prospective Seller free and clear of any and all Encumbrances (other than Encumbrances imposed by this Articles of Association).

(e)	Any Offered Shares not purchased by Accepting Parties pursuant to this Article 35 (whether as a result of a failure of any Other Member to exercise its rights hereunder or to comply with the timing obligations hereunder) may be sold by the Prospective Seller to the Third Party specified in Article 35(a) at a price not lower than that contained in the Notice of Election and on terms not more favorable to such Third Party than were contained in the Notice of Election. Such sale must be completed within 60 days (or longer if required by applicable law) after the expiration of the Offer Period. In any event, if such Sale is not completed within 90 days after the expiration of the Offered Period, the Prospective Seller shall no longer be permitted to sell such Offered Shares pursuant to this Article 35 without again fully complying with the provisions of this Article 35 and all the restrictions on sale, transfer, assignment or other disposition contained in these Articles of Association shall again be in effect.

(f)	Notwithstanding anything to the contrary in this Article 35, the provisions of this Article 35 shall not apply to any Sale to a Permitted Transferee.

36.	Co-Sale Rights/Tag Along Rights.

(a)	Subject to the rights of GE and Golden Meditech under Article 34, if, at any time, and from time to time, Chengxuan or an Affiliate of Chengxuan (a “Chengxuan Entity”) desires to make a Sale of all or part of the shares held by the Chengxuan Entity to a Third Party (the “Proposed Transferee”), the Chengxuan Entity shall, prior to consummating such Sale and prior to delivery of any Offer Notice pursuant to Article 35, provide GE and Golden Meditech with written notice of such proposed Sale (the “Sale Offer”). The Sale Offer shall contain (i) the number of shares proposed to be transferred pursuant to such Sale (the “Designated Shares”), (ii) the number of ordinary shares to be held by the Chengxuan Entity on its own, and by Chengxuan and its Affiliates in the aggregate, after consummation of the Sale to the Proposed Transferee, (iii) the name and address of the Proposed Transferee, and (iv) the proposed purchase price, terms and payment and other material terms and conditions of the Proposed Transferee’s offer.

(b) (i)	If, following the Sale of the Designated Shares to the Proposed Transferee, Chengxuan, its Affiliates and GE would collectively own less than 50% of the outstanding Capital Stock of the Company, on a fully-diluted basis, then GE shall have the right to require that the Proposed Transferee purchase, and the Chengxuan Entity shall be obligated to cause the Proposed Transferee to purchase, at the same price and on the same terms and conditions as offered by the Proposed Transferee to the Chengxuan Entity, all or a portion of the shares held by GE.

(ii)	If GE exercises its co-sale right to sell all but not less than all of its shares pursuant to Article 36(b)(i), then Golden Meditech shall also have the right to require that the Proposed Transferee purchase, and the Chengxuan Entity shall be obligated to cause the Proposed Transferee to purchase, at the same price and on the same terms and conditions as offered by the Proposed Transferee to the Chengxuan Entity, all of the shares held by Golden Meditech.

(iii)	If GE exercises its co-sale right to sell a portion of its shares pursuant to Article 36(b)(i), then Golden Meditech shall also have the right to require that the Proposed Transferee purchase, and the Chengxuan Entity shall be obligated to cause the Proposed Transferee to purchase, at the same price and on the same terms and conditions as offered by the Proposed Transferee to the Chengxuan Entity, a fraction of all shares held by Golden Meditech, of which the number of shares GE elects to sell is the numerator and the total number of shares held by GE prior to such sale is the denominator.

(c) (i)	If, following the Sale of the Designated Shares to the Proposed Transferee, Chengxuan, its Affiliates and GE would collectively own 50% or more of the outstanding Capital Stock of the Company, on a fully-diluted basis, then GE shall have the right to require that the Proposed Transferee purchase, and the Chengxuan Entity shall be obligated to cause the Proposed Transferee to purchase, at the same price and on the same terms and conditions as offered by the Proposed Transferee to the Chengxuan Entity, a portion of the shares held by GE calculated on a pro rata basis in accordance with the formula set forth in Article 36(c)(iii).

(ii)	If GE exercises its tag-along right pursuant to Article 36(c)(i), then Golden Meditech shall also have the right to require that the Proposed Transferee purchase, and the Chengxuan Entity shall be obligated to cause the Proposed Transferee to purchase, at the same price and on the same terms and conditions as offered by the Proposed Transferee to the Chengxuan Entity, a portion of the shares held by Golden Meditech calculated on a pro rata basis in accordance with the formula set forth in Article 36(c)(iv).

(iii)	If Golden Meditech does not exercise its tag-along right pursuant to Article 36(c)(ii), then the number of shares to be purchased from GE shall equal a fraction of the Designated Shares, of which the number of shares held by GE prior to consummation of such sale is the numerator and the total number of shares held by the Chengxuan Entity and GE prior to consummation of such sale is the denominator.

(iv)	If Golden Meditech does exercise its tag-along right pursuant to Article 36(c)(ii) then the number of shares to be purchased from GE and Golden Meditech, respectively, shall equal a fraction of the Designated Shares, of which the number of shares held by GE or Golden Meditech, respectively, prior to consummation of such sale, is the numerator and the total number of shares held by the Chengxuan Entity, GE and Golden Meditech prior to consummation of such sale is the denominator.

(d)	For a period of fifteen (15) Business Days after the Sale Offer is made (the “Response Period”), GE and Golden Meditech may exercise their co-sale rights under paragraph (b) above or their tag-along rights pursuant to paragraph (c) above, as applicable, by separately delivering a written notice to the Chengxuan Entity (with a copy to GE or Golden Meditech, as applicable) stating (i) GE or Golden Meditech’s, as applicable, determination to exercise its rights hereunder and (ii) the number of shares to be purchased by the Proposed Transferee from GE or Golden Meditech, as applicable. GE shall also notify Golden Meditech within ten (10) Business Days after the Sale Offer is made if it intends to exercise its co-sale right or tag-along right pursuant to this Article 36.

(e)	If, at the end of the Response Period, GE has not given notice to the Chengxuan Entity of its decision to exercise its rights hereunder, then the Chengxuan Entity shall have 45 days (which period may be extended to the extent necessary to obtain required governmental approvals for such Sale) in which to sell the Designated Shares to the Proposed Transferee at a price not higher than that contained in the Sale Offer and on terms not more favorable to the Chengxuan Entity than were contained in the Sale Offer. Promptly after any sale pursuant to this Article 36, the Chengxuan Entity shall notify GE, Golden Meditech and the Company of the consummation thereof and shall furnish such evidence of the completion (including time of completion) of such sale and of the terms thereof as GE, Golden Meditech or the Company may reasonably request.

(f)	If at the end of any such 45 day period provided for in this Article 36, the Chengxuan Entity has not completed the sale of the Designated Shares, the Chengxuan Entity shall no longer be permitted to sell such Designated Shares pursuant to this Article 36 without again fully complying with the provisions of this Article 36 and all the restrictions on sale, transfer, assignment or other disposition contained in these Articles of Association shall again be in effect. Chengxuan shall be responsible for ensuring that its Affiliates comply with the terms of this Article 36.

37.	Buy-Sell Arrangement between Chengxuan and GE and Golden Meditech.

(a)	Upon the occurrence and during the continuance of a Material Event (as defined below), Chengxuan shall promptly notify GE and Golden Meditech in writing of such Material Event, specifying the date and circumstances thereof. Subject to paragraph (c) below, GE shall have the right, (i) for a period of ten (10) Business Days after such notification is received by GE, or (ii) at any time after GE independently becomes aware of such Material Event, to require Chengxuan to purchase all but not less than all of the shares owned by GE. GE shall provide written notice to Chengxuan and Golden Meditech of its decision to exercise its put-right hereunder and, subject to paragraph (c) below, Chengxuan shall, within 10 Business Days of receipt of such notice (or longer if required by applicable law), purchase all but not less than all of the shares held by GE as specified in the notice delivered by GE at a price per share equal to 1.15 times the Original Share Price.

(b)	Subject to paragraph (c) below, upon receipt by Golden Meditech of GE’s written notice exercising its put-right pursuant to paragraph (a) above, Golden Meditech shall also have the right for a period of ten (10) Business Days after GE’s notification is received to require Chengxuan, upon delivery of written notice to Chengxuan and GE, to purchase all but not less than all of the shares held by Golden Meditech as specified in the notice delivered by Golden Meditech at a price per share equal to

1.15 times the Original Share Price, and Chengxuan shall purchase all but not less than all of the shares held by Golden Meditech in accordance with paragraph (c) below. If GE does not exercise its put-right pursuant to this Article 37 then Golden Meditech shall have no rights pursuant to this Article 37.

(c)	If both GE and Golden Meditech exercise their rights hereunder, Chengxuan shall purchase shares from GE and Golden Meditech within ten (10) Business Days after Golden Meditech’s notification is received. The number of shares to be purchased from GE and Golden Meditech, respectively, shall equal the product of (A) the total number of shares to be purchased by Chengxuan and (B) a fraction, the numerator of which shall be the total number of shares owned by GE or Golden Meditech, respectively, and the denominator of which shall be the total number of shares owned by GE and Golden Meditech.

(d)	For purposes of this Article 37, “Material Event” means any of the following:

(i)	Chengxuan and its Affiliates collectively cease to own less than 35% of the then issued and outstanding shares;

(ii)	there is a substantial change in the nature of the Business, as determined by GE in good faith;

(iii)	there is (i) a merger, consolidation, amalgamation or similar transaction involving the Company upon completion of which the Members do not hold shares representing at least 50% of the voting Capital Stock of the Company or the surviving entity in such transaction, as the case may be, (ii) a sale of all or substantially all of the assets of the Company or (iii) an issuance of shares of the Company upon completion of which the Members do not hold shares representing at least 50% of the Company’s voting Capital Stock;

(iv)	YDME’s EBITDA Interest Ratio is lower than two;

(v)	no dividend has been declared and distributed during any successive two year period;

(vi)	there is a material breach by YDME of the Supply Agreement or by the Company of the Shareholders’ Agreement; and

(vi)	any proceeding shall be instituted by or against YDME or the Company seeking to adjudicate YDME or the Company as bankrupt or insolvent, or seeking liquidation, winding up or reorganization, arrangement, adjustment, protection, relief or composition of its debts under any law relating to bankruptcy, insolvency or reorganization.

38.	Improper Sale or Encumbrance. The Company shall not give any effect in the Company’s stock records to any attempted Sale or create, incur or assume any Encumbrance with respect to, any share not in compliance with this Articles of Association.

39.	The instrument of transfer of any share shall be in any usual or common form or such other form as the Directors may, in their absolute discretion, approve and be executed by or on behalf of the transferor and if in respect of a nil or partly paid up share, or if so required by the Directors, shall also be executed on behalf of the transferee, shall be accompanied by the certificate (if any) of the shares to which it relates and such other evidence as the Directors may reasonably require to show the right of the transferor to make the transfer. The transferor shall be deemed to remain a holder of the share until the name of the transferee is entered in the Register of Members in respect thereof.

40.	The Directors may in their absolute discretion decline to register any transfer of shares without assigning any reason therefor. If the Directors refuse to register a transfer of any shares, they shall within two months after the date on which the transfer was lodged with the Company send to the transferee notice of the refusal.

41.	The registration of transfers may be suspended at such times and for such periods as the Directors may, in their absolute discretion, from time to time determine, provided always that such registration shall not be suspended for more than 45 days in any year.

42.	All instruments of transfer which are registered shall be retained by the Company, but any instrument of transfer which the Directors decline to register shall (except in any case of fraud) be returned to the person depositing the same.

TRANSMISSION OF SHARES

43.	The legal personal representative of a deceased sole holder of a share shall be the only person recognised by the Company as having any title to the share. In the case of a share registered in the name of two or more holders, the survivors or survivor, or the legal personal representatives of the deceased survivor, shall be the only person recognised by the Company as having any title to the share.

44.	Any person becoming entitled to a share in consequence of the death or bankruptcy of a Member shall upon such evidence being produced as may from time to time be required by the Directors, have the right either to be registered as a Member in respect of the share or, instead of being registered himself, to make such transfer of the share as the deceased or bankrupt person could have made; but the Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the share by the deceased or bankrupt person before the death or bankruptcy.

45.	A person becoming entitled to a share by reason of the death or bankruptcy of the holder shall be entitled to the same dividends and other advantages to which he would be entitled if he were the registered holder of the share, except that he shall not, before being registered as a Member in respect of the share, be entitled in respect of it to exercise any right conferred by membership in relation to meetings of the Company.

ALTERATION OF CAPITAL

46.	The Company may from time to time by Ordinary Resolution increase the share capital by such sum, to be divided into shares of such classes and amount, as the resolution shall prescribe.

47.	The Company may by Ordinary Resolution:

(a)	consolidate and divide all or any of its share capital into shares of a larger amount than its existing shares;

(b)	convert all or any of its paid up shares into stock and reconvert that stock into paid up shares of any denomination;

(c)	subdivide its existing shares, or any of them into shares of a smaller amount provided that in the subdivision the proportion between the amount paid and the amount, if any, unpaid on each reduced share shall be the same as it was in case of the share from which the reduced share is derived;

(d)	cancel any shares which, at the date of the passing of the resolution, have not been taken or agreed to be taken by any person and diminish the amount of its share capital by the amount of the shares so cancelled.

48.	The Company may by Special Resolution reduce its share capital and any capital redemption reserve in any manner authorised by law.

REDEMPTION AND PURCHASE OF OWN SHARES

49.	Subject to the provisions of the Companies Law, the Company may:

(a)	issue shares on terms that they are to be redeemed or are liable to be redeemed at the option of the Company or the Member on such terms and in such manner as the Directors may, before the issue of such shares, determine;

(b)	purchase its own shares (including any redeemable shares) on such terms and in such manner as the Directors may determine and agree with the Member; and

(c)	make a payment in respect of the redemption or purchase of its own shares otherwise than out of profits or the proceeds of a fresh issue of shares.

50.	Any share in respect of which notice of redemption has been given shall not be entitled to participate in the profits of the Company in respect of the period after the date specified as the date of redemption in the notice of redemption.

51.	The redemption or purchase of any share shall not be deemed to give rise to the redemption or purchase of any other share.

52.	The Directors may when making payments in respect of redemption or purchase of shares, if authorised by the terms of issue of the shares being redeemed or purchased or with the agreement of the holder of such shares, make such payment either in cash or in specie.

CLOSING REGISTER OF MEMBERS OR FIXING RECORD DATE

53.	For the purpose of determining those Members that are entitled to receive notice of, attend or vote at any meeting of Members or any adjournment thereof, or those Members that are entitled to receive payment of any dividend, or in order to make a determination as to who is a Member for any other purpose, the Directors may provide that the Register of Members shall be closed for transfers for a stated period which shall not exceed in any case 40 days. If the Register of Members shall be so closed for the purpose of determining those Members that are entitled to receive notice of, attend or vote at a meeting of Members the register shall be so closed for at least 10 days immediately preceding such meeting and the record date for such determination shall be the date of the closure of the Register of Members.

54.	In lieu of or apart from closing the Register of Members, the Directors may fix in advance a date as the record date for any such determination of those Members that are entitled to receive notice of, attend or vote at a meeting of the Members and for the purpose of determining those Members that are entitled to receive payment of any dividend the Directors may, at or within 90 days prior to the date of declaration of such dividend fix a subsequent date as the record date for such determination.

55.	If the Register of Members is not so closed and no record date is fixed for the determination of those Members entitled to receive notice of, attend or vote at a meeting of Members or those Members that are entitled to receive payment of a dividend, the date on which notice of the meeting is posted or the date on which the resolution of the Directors declaring such dividend is adopted, as the case may be, shall be the record date for such determination of Members. When a determination of those Members that are entitled to receive notice of, attend or vote at a meeting of Members has been made as provided in this Article, such determination shall apply to any adjournment thereof.

GENERAL MEETINGS

56.	The Directors may, whenever they think fit, convene a general meeting of the Company.

57.	General meetings shall also be convened on the written requisition of any Member or Members entitled to attend and vote at general meetings of the Company who hold not less than 10 per cent of the paid up voting share capital of the Company deposited at the registered office of the Company specifying the objects of the meeting for a date no later than 21 days from the date of deposit of the requisition signed by the requisitionists, and if the Directors do not convene such meeting for a date not later than 45 days after the date of such deposit, the requisitionists themselves may convene the general meeting in the same manner, as nearly as possible, as that in which general meetings may be convened by the Directors, and all reasonable expenses incurred by the requisitionists as a result of the failure of the Directors to convene the general meeting shall be reimbursed to them by the Company.

58.	If at any time there are no Directors, any two Members (or if there is only one Member then that Member) entitled to vote at general meetings of the Company may convene a general meeting in the same manner as nearly as possible as that in which meetings may be convened by the Directors.

NOTICE OF GENERAL MEETINGS

59.	At least seven days notice counting from the date service is deemed to take place as provided in these Articles specifying the place, the day and the hour of the meeting and, in case of special business, the general nature of that business, shall be given in the manner hereinafter provided or in such other manner (if any) as may be prescribed by the Company by Ordinary Resolution to such persons as are, under these Articles, entitled to receive such notices from the Company, but with the consent of all the Members entitled to receive notice of some particular meeting and attend and vote thereat, that meeting may be convened by such shorter notice or without notice and in such manner as those Members may think fit.

60.	The accidental omission to give notice of a meeting to or the non-receipt of a notice of a meeting by any Member shall not invalidate the proceedings at any meeting.

PROCEEDINGS AT GENERAL MEETINGS

61.	All business carried out at a general meeting shall be deemed special with the exception of sanctioning a dividend, the consideration of the accounts, balance sheets, and any report of the Directors or of the Company’s auditors, the appointment and removal of Directors and the fixing of the remuneration of the Company’s auditors. No special business shall be transacted at any general meeting without the consent of all Members entitled to receive notice of that meeting unless notice of such special business has been given in the notice convening that meeting.

62.	No business shall be transacted at any general meeting unless a quorum of Members is present at the time when the meeting proceeds to business. Save as otherwise provided by these Articles, one or more Members holding at least a majority of the paid up voting share capital of the Company present in person or by proxy shall be a quorum.

63.	If within half an hour from the time appointed for the meeting a quorum is not present, the meeting, if convened upon the requisition of Members, shall be dissolved. In any other case it shall stand adjourned to the same day in the next week, at the same time and place, and if at the adjourned meeting a quorum is not present within half an hour from the time appointed for the meeting the Member or Members present and entitled to vote shall be a quorum.

64.	If the Directors wish to make this facility available to Members for a specific or all general meetings of the Company, a Member may participate in any general meeting of the Company, by means of a telephone or similar communication equipment by way of which all persons participating in such meeting can hear each other and such participation shall be deemed to constitute presence in person at the meeting.

65.	The chairman, if any, of the Board of Directors shall preside as chairman at every general meeting of the Company.

66.	If there is no such chairman, or if at any general meeting he is not present within fifteen minutes after the time appointed for holding the meeting or is unwilling to act as chairman, the Members present shall choose one of their number to be chairman of that meeting.

67.	The chairman may with the consent of any general meeting at which a quorum is present (and shall if so directed by the meeting) adjourn a meeting from time to time and from place to place, but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place. When a meeting is adjourned for 14 days or more, notice of the adjourned meeting shall be given as in the case of an original meeting. Save as aforesaid it shall not be necessary to give any notice of an adjournment or of the business to be transacted at an adjourned meeting.

68.	At any general meeting a resolution put to the vote of the meeting shall be decided on a show of hands, unless a poll is (before or on the declaration of the result of the show of hands) demanded by one or more Members present in person or by proxy entitled to vote, and unless a poll is so demanded, a declaration by the chairman that a resolution has, on a show of hands, been carried, or carried unanimously, or by a particular majority, or lost, and an entry to that effect in the book of the proceedings of the Company, shall be conclusive evidence of the fact, without proof of the number or proportion of the votes recorded in favour of, or against, that resolution.

69.	If a poll is duly demanded it shall be taken in such manner as the chairman directs, and the result of the poll shall be deemed to be the resolution of the meeting at which the poll was demanded.

70.	In the case of an equality of votes, whether on a show of hands or on a poll, the chairman of the meeting at which the show of hands takes place or at which the poll is demanded, shall be entitled to a second or casting vote.

71.	A poll demanded on the election of a chairman of the meeting or on a question of adjournment shall be taken forthwith. A poll demanded on any other question shall be taken at such time as the chairman of the meeting directs.

VOTES OF MEMBERS

72.	Subject to any rights and restrictions for the time being attached to any class or classes of shares, on a show of hands every Member present in person and every person representing a Member by proxy shall at a general meeting of the Company have one vote and on a poll every Member and every person representing a Member by proxy shall have one vote for each share of which he or the person represented by proxy is the holder.

73.	In the case of joint holders the vote of the senior who tenders a vote whether in person or by proxy shall be accepted to the exclusion of the votes of the joint holders and for this purpose seniority shall be determined by the order in which the names stand in the Register of Members.

74.	A Member of unsound mind, or in respect of whom an order has been made by any court having jurisdiction in lunacy, may vote, whether on a show of hands or on a poll, by his committee, or other person in the nature of a committee appointed by that court, and any such committee or other person may vote by proxy.

75.	No Member shall be entitled to vote at any general meeting unless all calls or other sums presently payable by him in respect of shares carrying the right to vote held by him have been paid.

76.	On a poll votes may be given either personally or by proxy.

77.	The instrument appointing a proxy shall be in writing under the hand of the appointor or of his attorney duly authorised in writing or, if the appointor is a corporation, either under seal or under the hand of an officer or attorney duly authorised. A proxy need not be a Member.

78.	An instrument appointing a proxy may be in any usual or common form or such other form as the Directors may approve.

79.	The instrument appointing a proxy shall be deemed to confer authority to demand or join in demanding a poll.

80.	A resolution in writing signed by all the Members for the time being entitled to receive notice of and to attend and vote at general meetings (or being corporations by their duly authorised representatives) shall be as valid and effective as if the same had been passed at a general meeting of the Company duly convened and held.

CORPORATIONS ACTING BY REPRESENTATIVES AT MEETINGS

81.	Any corporation which is a Member or a Director may by resolution of its directors or other governing body authorise such person as it thinks fit to act as its representative at any meeting of the Company or of any class of Members or of the Board of Directors or of a committee of Directors, and the person so authorised shall be entitled to exercise the same powers on behalf of the corporation which he represents as that corporation could exercise if it were an individual Member or Director.

DIRECTORS

82.	The name of the first Director(s) shall either be determined in writing by a majority (or in the case of a sole subscriber that subscriber) of, or elected at a meeting of, the subscribers of the Memorandum of Association.

83.	The Company may by Ordinary Resolution appoint any person to be a Director.

84.	Subject to the provisions of these Articles, a Director shall hold office until such time as he is removed from office by the Company by Ordinary Resolution.

85.	The Company may by Ordinary Resolution from time to time fix the maximum and minimum number of Directors to be appointed but unless such number is fixed as aforesaid the number of Directors shall be unlimited.

86.	The remuneration of the Directors may be determined by the Board of Directors or by the Company by Ordinary Resolution.

87.	There shall be no shareholding qualification for Directors unless determined otherwise by the Company by Ordinary Resolution.

88.	The Directors shall have power at any time and from time to time to appoint a person as Director, either as a result of a casual vacancy or as an additional Director, subject to the maximum number (if any) imposed by the Company by Ordinary Resolution.

ALTERNATE DIRECTOR

89.	Any Director may in writing appoint another person to be his alternate to act in his place at any meeting of the Directors at which he is unable to be present. Every such alternate shall be entitled to notice of meetings of the Directors and to attend and vote thereat as a Director when the person appointing him is not personally present and where he is a Director to have a separate vote on behalf of the Director he is representing in addition to his own vote. A Director may at any time in writing revoke the appointment of an alternate appointed by him. Such alternate shall not be an officer of the Company and shall be deemed to be the agent of the Director appointing him. The remuneration of such alternate shall be payable out of the remuneration of the Director appointing him and the proportion thereof shall be agreed between them.

90.	Any Director may appoint any person, whether or not a Director, to be the proxy of that Director to attend and vote on his behalf, in accordance with instructions given by that Director, or in the absence of such instructions at the discretion of the proxy, at a meeting or meetings of the Directors which that Director is unable to attend personally. The instrument appointing the proxy shall be in writing under the hand of the appointing Director and shall be in any usual or common form or such other form as the Directors may approve, and must be lodged with the chairman of the meeting of the Directors at which such proxy is to be used, or first used, prior to the commencement of the meeting.

POWERS AND DUTIES OF DIRECTORS

91.	Subject to the provisions of the Companies Law, these Articles and to any resolutions made in a general meeting, the business of the Company shall be managed by the Directors, who may pay all expenses incurred in setting up and registering the Company and may exercise all powers of the Company. No resolution made by the Company in general meeting shall invalidate any prior act of the Directors which would have been valid if that resolution had not been made.

92.	The Directors may from time to time appoint any person, whether or not a Director to hold such office in the Company as the Directors may think necessary for the administration of the Company, including but not limited to, the office of president, one or more vice-presidents, treasurer, assistant treasurer, manager or controller, and for such term and at such remuneration (whether by way of salary or commission or participation in profits or partly in one way and partly in another), and with such powers and duties as the Directors may think fit. Any person so appointed by the Directors may be removed by the Directors. The Directors may also appoint one or more of their number to the office of managing director upon like terms, but any such appointment shall ipso facto determine if any managing director ceases from any cause to be a Director, or if the Company by Ordinary Resolution resolves that his tenure of office be terminated.

93.	The Directors may appoint a Secretary (and if need be an Assistant Secretary or Assistant Secretaries) who shall hold office for such term, at such remuneration and upon such conditions and with such powers as they think fit. Any Secretary or Assistant Secretary so appointed by the Directors may be removed by the Directors.

94.	The Directors may delegate any of their powers to committees consisting of such member or members of their body as they think fit; any committee so formed shall in the exercise of the powers so delegated conform to any regulations that may be imposed on it by the Directors.

95.	The Directors may from time to time and at any time by power of attorney appoint any company, firm or person or body of persons, whether nominated directly or indirectly by the Directors, to be the attorney or attorneys of the Company for such purposes and with such powers, authorities and discretion (not exceeding those vested in or exercisable by the Directors under these Articles) and for such period and subject to such conditions as they may think fit, and any such power of attorney may contain such provisions for the protection and convenience of persons dealing with any such attorney as the Directors may think fit, and may also authorise any such attorney to delegate all or any of the powers, authorities and discretion vested in him.

96.	The Directors may from time to time provide for the management of the affairs of the Company in such manner as they shall think fit and the provisions contained in the three next following Articles shall not limit the general powers conferred by this Article.

97.	The Directors from time to time and at any time may establish any committees, local boards or agencies for managing any of the affairs of the Company and may appoint any persons to be members of such committees or local boards and may appoint any managers or agents of the Company and may fix the remuneration of any such persons.

98.	The Directors from time to time and at any time may delegate to any such committee, local board, manager or agent any of the powers, authorities and discretions for the time being vested in the Directors and may authorise the members for the time being of any such local board, or any of them to fill any vacancies therein and to act notwithstanding vacancies and any such appointment or delegation may be made on such terms and subject to such conditions as the Directors may think fit and the Directors may at any time remove any person so appointed and may annul or vary any such delegation, but no person dealing in good faith and without notice of any such annulment or variation shall be affected thereby.

99.	Any such delegates as aforesaid may be authorised by the Directors to subdelegate all or any of the powers, authorities, and discretion for the time being vested in them.

BORROWING POWERS OF DIRECTORS

100.	The Directors may exercise all the powers of the Company to borrow money and to mortgage or charge its undertaking, property and uncalled capital or any part thereof, to issue debentures, debenture stock and other securities whenever money is borrowed or as security for any debt, liability or obligation of the Company or of any third party.

THE SEAL

101.	The Seal shall not be affixed to any instrument except by the authority of a resolution of the Board of Directors provided always that such authority may be given prior to or after the affixing of the Seal and if given after may be in general form confirming a number of affixings of the Seal. The Seal shall be affixed in the presence of a Director or a Secretary (or an Assistant Secretary) or in the presence of any one or more persons as the Directors may appoint for the purpose and every person as aforesaid shall sign every instrument to which the Seal is so affixed in their presence.

102.	The Company may maintain a facsimile of the Seal in such countries or places as the Directors may appoint and such facsimile Seal shall not be affixed to any instrument except by the authority of a resolution of the Board of Directors provided always that such authority may be given prior to or after the affixing of such facsimile Seal and if given after may be in general form confirming a number of affixings of such facsimile Seal. The facsimile Seal shall be affixed in the presence of such person or persons as the Directors shall for this purpose appoint and such person or persons as aforesaid shall sign every instrument to which the facsimile Seal is so affixed in their presence and such affixing of the facsimile Seal and signing as aforesaid shall have the same meaning and effect as if the Seal had been affixed in the presence of and the instrument signed by a Director or a Secretary (or an Assistant Secretary) or in the presence of any one or more persons as the Directors may appoint for the purpose.

103.	Notwithstanding the foregoing, a Secretary or any Assistant Secretary shall have the authority to affix the Seal, or the facsimile Seal, to any instrument for the purposes of attesting authenticity of the matter contained therein but which does not create any obligation binding on the Company.

DISQUALIFICATION OF DIRECTORS

104.	The office of Director shall be vacated, if the Director:

(a)	becomes bankrupt or makes any arrangement or composition with his creditors;

(b)	is found to be or becomes of unsound mind;

(c)	resigns his office by notice in writing to the Company;

(d)	is removed from office by Ordinary Resolution; or

(e)	is removed from office by notice addressed to him at his last known address and signed by all his co-Directors (not being less than two in number).

PROCEEDINGS OF DIRECTORS

105.	The Directors may meet together (either within or without the Cayman Islands) for the despatch of business, adjourn, and otherwise regulate their meetings and proceedings as they think fit. Questions arising at any meeting shall be decided by a majority of votes. In case of an equality of votes the chairman shall have a second or casting vote. A Director may, and a Secretary or Assistant Secretary on the requisition of a Director shall, at any time summon a meeting of the Directors.

106.	A Director or Directors may participate in any meeting of the Board of Directors, or of any committee appointed by the Board of Directors of which such Director or Directors are members, by means of telephone or similar communication equipment by way of which all persons participating in such meeting can hear each other and such participation shall be deemed to constitute presence in person at the meeting.

107.	The quorum necessary for the transaction of the business of the Directors may be fixed by the Directors, and unless so fixed, if there be two or more Directors shall be two, and if there be one Director the quorum shall be one. A Director represented by proxy or by an Alternate Director at any meeting shall be deemed to be present for the purposes of determining whether or not a quorum is present.

108.	A Director who is in any way, whether directly or indirectly, interested in a contract or proposed contract with the Company shall declare the nature of his interest at a meeting of the Directors. A general notice given to the Board of Directors by any Director to the effect that he is a member of any specified company or firm and is to be regarded as interested in any contract which may thereafter be made with that company or firm shall be deemed a sufficient declaration of interest in regard to any contract so made. A Director may vote in respect of any contract or proposed contract or arrangement notwithstanding that he may be interested therein and if he does so his vote shall be counted and he may be counted in the quorum at any meeting of the Directors at which any such contract or proposed contract or arrangement shall come before the meeting for consideration.

109.	A Director may hold any other office or place of profit under the Company (other than the office of auditor) in conjunction with his office of Director for such period and on such terms (as to remuneration and otherwise) as the Directors may determine and no Director or intending Director shall be disqualified by his office from contracting with the Company either with regard to his tenure of any such other office or place of profit or as vendor, purchaser or otherwise, nor shall any such contract or arrangement entered into by or on behalf of the Company in which any Director is in any way interested, be liable to be avoided, nor shall any Director so contracting or being so interested be liable to account to the Company for any profit realised by any such contract or arrangement by reason of such Director holding that office or of the fiduciary relation thereby established. A Director, notwithstanding his interest, may be counted in the quorum present at any meeting of the Directors whereat he or any other Director is appointed to hold any such office or place of profit under the Company or whereat the terms of any such appointment are arranged and he may vote on any such appointment or arrangement.

110.	Any Director may act by himself or his firm in a professional capacity for the Company, and he or his firm shall be entitled to remuneration for professional services as if he were not a Director; provided that nothing herein contained shall authorise a Director or his firm to act as auditor to the Company.

111.	The Directors shall cause minutes to be made in books or loose-leaf folders provided for the purpose of recording:

(a)	all appointments of officers made by the Directors;

(b)	the names of the Directors present at each meeting of the Directors and of any committee of the Directors;

(c)	all resolutions and proceedings at all meetings of the Company, and of the Directors and of committees of Directors.

112.	When the chairman of a meeting of the Directors signs the minutes of such meeting those minutes shall be deemed to have been duly held notwithstanding that all the Directors have not actually come together or that there may have been a technical defect in the proceedings.

113.	A resolution signed by all the Directors shall be as valid and effectual as if it had been passed at a meeting of the Directors duly called and constituted. When signed a resolution may consist of several documents each signed by one or more of the Directors.

114.	The continuing Directors may act notwithstanding any vacancy in their body but if and so long as their number is reduced below the number fixed by or pursuant to these Articles as the necessary quorum of Directors, the continuing Directors may act for the purpose of increasing the number, or of summoning a general meeting of the Company, but for no other purpose.

115.	The Directors may elect a chairman of their meetings and determine the period for which he is to hold office but if no such chairman is elected, or if at any meeting the chairman is not present within fifteen minutes after the time appointed for holding the meeting, the Directors present may choose one of their number to be chairman of the meeting.

116.	A committee appointed by the Directors may elect a chairman of its meetings. If no such chairman is elected, or if at any meeting the chairman is not present within five minutes after the time appointed for holding the meeting, the members present may choose one of their number to be chairman of the meeting.

117.	A committee appointed by the Directors may meet and adjourn as it thinks proper. Questions arising at any meeting shall be determined by a majority of votes of the committee members present and in case of an equality of votes the chairman shall have a second or casting vote.

118.	All acts done by any meeting of the Directors or of a committee of Directors, or by any person acting as a Director, shall notwithstanding that it be afterwards discovered that there was some defect in the appointment of any such Director or person acting as aforesaid, or that they or any of them were disqualified, be as valid as if every such person had been duly appointed and was qualified to be a Director.

DIVIDENDS

119.	Subject to any rights and restrictions for the time being attached to any class or classes of shares, the Directors may from time to time declare dividends (including interim dividends) and other distributions on shares in issue and authorise payment of the same out of the funds of the Company lawfully available therefor.

120.	Subject to any rights and restrictions for the time being attached to any class or classes of shares, the Company by Ordinary Resolution may declare dividends, but no dividend shall exceed the amount recommended by the Directors.

121.	The Directors may, before recommending or declaring any dividend, set aside out of the funds legally available for distribution such sums as they think proper as a reserve or reserves which shall, in the absolute discretion of the Directors be applicable for meeting contingencies, or for equalising dividends or for any other purpose to which those funds may be properly applied and pending such application may in the absolute discretion of the Directors, either be employed in the business of the Company or be invested in such investments (other than shares) as the Directors may from time to time think fit.

122.	Any dividend may be paid by cheque sent through the post to the registered address of the Member or person entitled thereto, or in the case of joint holders, to any one of such joint holders at his registered address or to such person and such address as the Member or person entitled, or such joint holders as the case may be, may direct. Every such cheque shall be made payable to the order of the person to whom it is sent or to the order of such other person as the Member or person entitled, or such joint holders as the case may be, may direct.

123.	The Directors when paying dividends to the Members in accordance with the provisions of these Articles may make such payment either in cash or in specie.

124.	Subject to any rights and restrictions for the time being attached to any class or classes of shares, all dividends shall be declared and paid according to the amounts paid on the shares, but if and so long as nothing is paid up on any of the shares dividends may be declared and paid according to the par value of the shares. No amount paid on a share in advance of calls shall, while carrying interest, be treated for the purposes of this Article as paid on the share.

125.	If several persons are registered as joint holders of any share, any of them may give effectual receipts for any dividend or other moneys payable on or in respect of the share.

126.	No dividend shall bear interest against the Company.

ACCOUNTS AND AUDIT

127.	The books of account relating to the Company’s affairs shall be kept in such manner as may be determined from time to time by the Directors.

128.	The books of account shall be kept at the registered office of the Company, or at such other place or places as the Directors think fit, and shall always be open to the inspection of the Directors.

129.	The Directors shall from time to time determine whether and to what extent and at what times and places and under what conditions or regulations the accounts and books of the Company or any of them shall be open to the inspection of Members not being Directors, and no Member (not being a Director) shall have any right of inspecting any account or book or document of the Company except as conferred by law or authorised by the Directors or by the Company by Ordinary Resolution.

130.	The accounts relating to the Company’s affairs shall only be audited if the Directors so determine, in which case the financial year end and the accounting principles will be determined by the Directors.

CAPITALISATION OF PROFITS

131.	Subject to the Companies Law, the Directors may, with the authority of an Ordinary Resolution:

(a)	resolve to capitalise an amount standing to the credit of reserves (including a share premium account, capital redemption reserve and profit and loss account), whether or not available for distribution;

(b)	appropriate the sum resolved to be capitalised to the Members in proportion to the nominal amount of shares (whether or not fully paid) held by them respectively and apply that sum on their behalf in or towards:

(i)	paying up the amounts (if any) for the time being unpaid on shares held by them respectively, or

(ii)	paying up in full unissued shares or debentures of a nominal amount equal to that sum,

and allot the shares or debentures, credited as fully paid, to the Members (or as they may direct) in those proportions, or partly in one way and partly in the other, but the share premium account, the capital redemption reserve and profits which are not available for distribution may, for the purposes of this Article, only be applied in paying up unissued shares to be allotted to Members credited as fully paid;

(c)	make any arrangements they think fit to resolve a difficulty arising in the distribution of a capitalised reserve and in particular, without limitation, where shares or debentures become distributable in fractions the Directors may deal with the fractions as they think fit;

(d)	authorise a person to enter (on behalf of all the Members concerned) into an agreement with the Company providing for either:

(i)	the allotment to the Members respectively, credited as fully paid, of shares or debentures to which they may be entitled on the capitalisation, or

(ii)	the payment by the Company on behalf of the Members (by the application of their respective proportions of the reserves resolved to be capitalised) of the amounts or part of the amounts remaining unpaid on their existing shares, and any such agreement made under this authority being effective and binding on all those Members; and

(e)	generally do all acts and things required to give effect to the resolution.

SHARE PREMIUM ACCOUNT

132.	The Directors shall in accordance with Section 34 of the Companies Law establish a share premium account and shall carry to the credit of such account from time to time a sum equal to the amount or value of the premium paid on the issue of any share.

133.	There shall be debited to any share premium account on the redemption or purchase of a share the difference between the nominal value of such share and the redemption or purchase price provided always that at the discretion of the Directors such sum may be paid out of the profits of the Company or, if permitted by Section 37 of the Companies Law, out of capital.

NOTICES

134.	Any notice or document may be served by the Company or by the person entitled to give notice to any Member either personally, by facsimile or by sending it through the post in a prepaid letter or via a recognised courier service, fees prepaid, addressed to the Member at his address as appearing in the Register of Members. In the case of joint holders of a share, all notices shall be given to that one of the joint holders whose name stands first in the Register of Members in respect of the joint holding, and notice so given shall be sufficient notice to all the joint holders.

135.	Any Member present, either personally or by proxy, at any meeting of the Company shall for all purposes be deemed to have received due notice of such meeting and, where requisite, of the purposes for which such meeting was convened.

136.	Any notice or other document, if served by (a) post, shall be deemed to have been served five days after the time when the letter containing the same is posted, or, (b) facsimile, shall be deemed to have been served upon production by the transmitting facsimile machine of a report confirming transmission of the facsimile in full to the facsimile number of the recipient or (c) recognised courier service, shall be deemed to have been served 48 hours after the time when the letter containing the same is delivered to the courier service. In proving service by post or courier service it shall be sufficient to prove that the letter containing the notice or documents was properly addressed and duly posted or delivered to the courier service.

137.	Any notice or document delivered or sent by post to or left at the registered address of any Member in accordance with the terms of these Articles shall notwithstanding that such Member be then dead or bankrupt, and whether or not the Company has notice of his death or bankruptcy, be deemed to have been duly served in respect of any share registered in the name of such Member as sole or joint holder, unless his name shall at the time of the service of the notice or document, have been removed from the Register of Members as the holder of the share, and such service shall for all purposes be deemed a sufficient service of such notice or document on all persons interested (whether jointly with or as claiming through or under him) in the share.

138.	Notice of every general meeting of the Company shall be given to:

(a)	all Members holding shares with the right to receive notice and who have supplied to the Company an address for the giving of notices to them; and

(b)	every person entitled to a share in consequence of the death or bankruptcy of a Member, who but for his death or bankruptcy would be entitled to receive notice of the meeting.

No other person shall be entitled to receive notices of general meetings.

INDEMNITY

139.	Every Director (including for the purposes of this Article any alternate Director appointed pursuant to the provisions of these Articles), Secretary, Assistant Secretary, or other officer for the time being and from time to time of the Company (but not including the Company’s auditors) and the personal representatives of the same shall be indemnified and secured harmless out of the assets and funds of the Company against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by him in or about the conduct of the Company’s business or affairs or in the execution or discharge of his duties, powers, authorities or discretions, including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by him in defending (whether successfully or otherwise) any civil proceedings concerning the Company or its affairs in any court whether in the Cayman Islands or elsewhere.

140.	No such Director, alternate Director, Secretary, Assistant Secretary or other officer of the Company (but not including the Company’s auditors) shall be liable (a) for the acts, receipts, neglects, defaults or omissions of any other such Director or officer or agent of the Company or (b) for any loss on account of defect of title to any property of the Company or (c) on account of the insufficiency of any security in or upon which any money of the Company shall be invested or (d) for any loss incurred through any bank, broker or other similar person or (e) for any loss occasioned by any negligence, default, breach of duty, breach of trust, error of judgement or oversight on his part or (f) for any loss, damage or misfortune whatsoever which may happen in or arise from the execution or discharge of the duties, powers authorities, or discretions of his office or in relation thereto, unless the same shall happen through his own dishonesty.

NON-RECOGNITION OF TRUSTS

141.	No person shall be recognised by the Company as holding any share upon any trust and the Company shall not, unless required by law, be bound by or be compelled in any way to recognise (even when having notice thereof) any equitable, contingent or future interest in any of its shares or any other rights in respect thereof except an absolute right to the entirety thereof in each Member registered in the Register of Members.

WINDING UP

142.	If the Company shall be wound up the liquidator may, with the sanction of an Ordinary Resolution of the Company divide amongst the Members in specie or kind the whole or any part of the assets of the Company (whether they shall consist of property of the same kind or not) and may, for such purpose set such value as he deems fair upon any property to be divided as aforesaid and may determine how such division shall be carried out as between the Members or different classes of shares. The liquidator may, with the like sanction, vest the whole or any part of such assets in trustees upon such trusts for the benefit of the contributories as the liquidator, with the like sanction shall think fit, but so that no Member shall be compelled to accept any shares or other securities whereon there is any liability.

AMENDMENT OF ARTICLES OF ASSOCIATION

143.	Subject to the Companies Law and the rights attaching to the various classes of shares, the Company may at any time and from time to time by Special Resolution alter or amend these Articles in whole or in part.

REGISTRATION BY WAY OF CONTINUATION

144.	The Company may by Special Resolution resolve to be registered by way of continuation in a jurisdiction outside the Cayman Islands or such other jurisdiction in which it is for the time being incorporated, registered or existing. In furtherance of a resolution adopted pursuant to this Article, the Directors may cause an application to be made to the Registrar of Companies to deregister the Company in the Cayman Islands or such other jurisdiction in which it is for the time being incorporated, registered or existing and may cause all such further steps as they consider appropriate to be taken to effect the transfer by way of continuation of the Company.